Exhibit 16.1

December 8, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01(a) of Form 8-K dated December 4, 2008, of Action Products International, Inc. and are in agreement with the statements contained in paragraphs (i), (ii), (iv) and (v) on pages 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Moore Stephens Lovelace, P.A.

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